EXHIBIT 23.2





                        Consent of KPMG Peat Marwick LLP



   The Board of Directors
   Investors Bank Corp.:

   We consent to incorporation by reference in the Registration Statement on Form S-8 of Firstar Corporation of our report dated April 13, 1994, relating to the statements of net assets available for plan benefits of the Investors Savings 401(k) Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 11-K of the Investors Savings 401(k) Plan.



                                      /s/  KPMG Peat Marwick LLP




   Minneapolis, Minnesota
   April 27, 1995